UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

FUEL TECH INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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FUEL TECH, INC.
512 Kingsland Drive, Batavia, Illinois 60510

Notice of Annual Meeting of Stockholders To be Held May 22, 2008
FUEL TECH ANNUAL MEETING
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION Report of Compensation and Nominating Committee
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2007 TO NAMED EXECUTIVE OFFICERS
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2007 FOR NAMED EXECUTIVE OFFICERS
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END FOR NAMED EXECUTIVE OFFICERS
DIRECTOR COMPENSATION
SUMMARY NON-EMPLOYEE DIRECTORS COMPENSATION TABLE FISCAL YEAR 2007
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL

Notice of Annual Meeting of Stockholders
To be Held May 22, 2008

To the Stockholders of Fuel Tech, Inc.:

The annual meeting of stockholders of Fuel Tech, Inc., a Delaware corporation (“Fuel Tech”), will be held Thursday, May 22, 2008, at 10:00 a.m. at the Wyndham Lisle-Chicago Hotel & Executive Meeting Center, 3000 Warrenville Road, Lisle, Illinois 60532, to consider and vote on the following items, each of which is explained in the attached Proxy Statement. We have enclosed a proxy card or a voting instruction form for your use in voting.

1. To elect nine (9) directors;

2. To ratify the appointment of Grant Thornton LLP as Fuel Tech’s independent registered public accounting firm; and

3. To transact any other business that may properly come before the meeting or at any adjournment thereof.

Only stockholders of record at the close of business on March 24, 2008 are entitled to vote at the Meeting.

The Annual Report for 2007 is enclosed with this Notice of Meeting and Proxy Statement.

FUEL TECH, INC.

Charles W. Grinnell
Secretary

April 7, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS REQUESTED THAT YOU PROMPTLY FILL OUT, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM IN THE ENCLOSED POST PAID ENVELOPE.

FOR INTERNET OR TELEPHONE VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE VOTING INSTRUCTION FORM.

If you send a written request with your return address to Fuel Tech “Attention: Stockholder Relations” at the address printed on the Notice of Meeting, Fuel Tech will mail to you without charge a complete copy of its Annual Report on Form 10-K for the year ended December 31, 2007 including financial statements and related schedules but without exhibits in the form in which it was filed with the Securities and Exchange Commission.

Statements in this Proxy Statement which are not historical facts, so-called “forward-looking statements,” are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Stockholders are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s Form 10-K and other filings with the Securities and Exchange Commission.

FUEL TECH, INC.

Proxy Statement

FUEL TECH ANNUAL MEETING

The Meeting

The Board of Directors of Fuel Tech, Inc., a Delaware corporation, is soliciting your votes on the enclosed form of proxy. The proxy is for use in voting your Fuel Tech shares at the 2008 annual meeting of stockholders. Any one of the persons you appoint on the form of proxy will be your representative to vote your shares at the meeting according to your instructions. The meeting will be at the Wyndham Lisle-Chicago Hotel & Executive Meeting Center, 3000 Warrenville Road, Lisle, Illinois 60532 on Thursday, May 22, 2008, at 10:00 a.m. The proxy may also be used at an adjournment of the meeting.

Shares Eligible to Vote; Quorum

The record date for the meeting is March 24, 2008. You may vote at the meeting in person or by a proxy, but only if you were a stockholder of Fuel Tech common stock at the close of business on the record date. At the record date, according to the records of BNY Mellon Shareowner Services, Fuel Tech’s transfer agent, Fuel Tech had 22,446,543 shares of common stock outstanding. That is the number of common shares that stockholders may vote at the meeting. You may cast one vote for each share you hold. You may also vote via telephone or the internet according to the instructions on the proxy card or the voting instruction form enclosed. You may examine a stockholders list showing the stockholders at the record date at the Fuel Tech office printed on the Notice of Meeting. That list will also be available for inspection at the meeting.

The quorum for the meeting, i.e., the number of shares that must be present in order to have a legally constituted meeting, is one third of the number of shares entitled to vote, or 7,482,181 shares.

The Form of Proxy; Revocability; Voting

You may appoint a proxy, or representative, at the meeting other than the persons named in Fuel Tech’s enclosed form of proxy. If you do wish to appoint some other person, who need not be a stockholder, you may do so by completing another form of proxy for use at the meeting. Completed forms of proxy should be mailed promptly to Mellon in the enclosed return envelope.

You may revoke your proxy at any time before it is voted, including at the meeting. If you sign and send a proxy to Mellon, or send a proxy by the internet or telephonically, and do not revoke it, the proxy holders will vote the shares it represents at the meeting in accordance with your instructions. Abstentions and broker non-votes are counted as present in determining whether there is a quorum, but are not counted in the calculation of the vote. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of each item on the agenda in accordance with the recommendations of the Board.

Proxy Solicitation; Distribution

Directors and executive officers of Fuel Tech may solicit stockholders’ proxies by mail, telephone or facsimile. Fuel Tech will bear the cost of proxy solicitation, if any.

Fuel Tech distributed this Proxy Statement and the accompanying Annual Report to Stockholders commencing on April 21, 2008.

1. ELECTION OF DIRECTORS

The Nominees

We are asking you to vote for the election of nine nominees as directors of Fuel Tech. The nominees were recommended by the Compensation and Nominating Committee of the Board. The term of office of each director is until the next annual meeting or until a successor is duly elected or if before then a director resigns, retires or is removed by the stockholders. The nominees are Douglas G. Bailey, Ralph E. Bailey, Miguel Espinosa, Charles W. Grinnell, Thomas L. Jones, John D. Morrow, John F. Norris Jr., Thomas S. Shaw, Jr. and Delbert L. Williamson.

Mr. Williamson is standing for election at an annual meeting for the first time. He was elected by the Board on February 21, 2008 to replace Samer S. Khanachet, a director since 2002, who resigned on that date. Mr. Williamson was recommended by a third-party search firm retained by the Compensation and Nominating Committee. Fuel Tech paid a fee to the firm for its services to the Committee in identifying, evaluating and recommending potential candidates for election to the Board.

In the opinion of the Board, Mr. Espinosa, Mr. Jones, Mr. Morrow, Mr. Shaw and Mr. Williamson satisfy the independence requirements of NASD Rule 4200 (a) (15). Biographical information concerning the nominees is set out below under the caption “Directors and Executive Officers of Fuel Tech.” Detail concerning directors compensation is set out below under the captions “Executive Compensation” and “Directors Compensation.” The following table sets forth certain additional information with respect to the nominees.

Name	Age	Director Since

Douglas G. Bailey	58	1998
Ralph E. Bailey	84	1998
Miguel Espinosa	67	2002
Charles W. Grinnell	71	1989
Thomas L. Jones	56	2005
John D. Morrow	84	2004
John F. Norris Jr.	58	2006
Thomas S. Shaw, Jr.	61	2001
Delbert L. Williamson	69	2008

Availability

The nominees have all consented to stand for election and to serve, if elected. Should one or more of these nominees become unavailable or decline to accept election, votes will be cast for a substitute nominee, if any, designated by the Board on recommendation of the Compensation and Nominating Committee. If no substitute nominee is designated prior to the Meeting, the individuals named as proxies on the enclosed proxy card will exercise their discretion in voting the shares that they represent. That discretion may also include reducing the size of the Board and not electing a substitute.

Plurality Voting

A motion will be made at the meeting for the election as directors of the above mentioned nine nominees. Under Delaware law and Fuel Tech’s By-Laws, a vote for a plurality of the shares voting is required for the election of directors. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are “withheld” or simply not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Compensation and Nominating Committee in any future decision on nominations.

Stockholders’ Agreement

Fuel Tech is party to a Stockholders’ Agreement of April 30, 1998, as amended, (the “Agreement”) with certain Investors who in 1998 acquired 4,750,000 shares and warrants to purchase 3,000,000 shares (1,601,043 warrants remain outstanding as of February 4, 2008) of Company common stock concurrently with the acquisition by Fuel Tech, Inc. of Nalco Chemical Company’s interests in Nalco Fuel Tech, a joint venture between Nalco and Fuel Tech. During the term of the Agreement, as amended, the Fuel Tech Board will have not more than nine directors and the Investors have the right to nominate three persons as directors of Fuel Tech, one of whom will be an independent director. The Investors are Douglas G. Bailey, Ralph E. Bailey, Nolan R. Schwartz and other persons who are or were associated with American Bailey Corporation, a privately owned company of which Mr. Ralph E.

Bailey is Chairman and Mr. Douglas G. Bailey, his son, is President and Chief Executive Officer. Notwithstanding the Agreement, each of the nominees identified above are the nominees of the full Board for election as directors at the meeting, and were recommended unanimously by the Compensation and Nominating Committee. The Agreement will expire on April 30, 2008.

The affirmative vote of a plurality of the votes cast is required for the election of directors. The Board recommends a vote FOR each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS OF FUEL TECH

Brief biographical information is presented below concerning Fuel Tech’s directors and the “Named Executive Officers” as described below under the caption “Executive Compensation.” Information as to other executive officers of Fuel Tech is provided in Item 10 of Fuel Tech’s Form 10-K for the fiscal year 2007.

Vincent J. Arnone, 44, has been Senior Vice President, Treasurer and Chief Financial Officer of Fuel Tech since February, 2006; previously he had been Vice President, Treasurer and Chief Financial Officer since December, 2003; and Controller since May, 1999.

Douglas G. Bailey has been a director of Fuel Tech since April, 1998 and Deputy Chairman since 2002. He became an employee of Fuel Tech in January, 2004 and currently provides approximately one day of service per week to Fuel Tech. Mr. Bailey, who is the son of Ralph E. Bailey, has been the President of American Bailey Corporation (ABC), a privately owned business acquisition and development company, since 1984 and its Chief Executive Officer since 1996.

Ralph E. Bailey has been a director and Executive Chairman of Fuel Tech since June, 2006 and previously a director, Chairman and Chief Executive Officer of Fuel Tech since April, 1998. He has been a director and Chairman of ABC since 1984. Mr. Bailey is the former Chairman and Chief Executive Officer of Conoco Inc., an energy company, and a former Vice Chairman of E.I. du Pont de Nemours & Co., a chemical company.

Stephen P. Brady, 51, became Senior Vice President, Sales and Marketing of Fuel Tech in April, 2006; previously he had been Senior Vice President — Fuel Chem since January, 2002; and Vice President — Fuel Chem since February, 1998.

Miguel Espinosa has been President and Chief Executive Officer of The Riverview Group, LLC, a financial consulting company, since 2001. He is a retired Treasurer of Conoco Inc. He has been a member of the Board of Directors of the Electric Reliability Council of Texas (“ERCOT”) since 2003, serving as Vice Chair of ERCOT’s Finance and Audit Committee and as a member of its Nominating Committee. Mr. Espinosa has a Masters in Business Administration degree from the University of Texas at Austin.

Charles W. Grinnell has been Vice President, General Counsel and Corporate Secretary of Fuel Tech since 1988 and a director of Fuel Tech since September, 1989. Mr. Grinnell is also a director and Vice President, General Counsel and Corporate Secretary of Clean Diesel Technologies, Inc., a specialty chemical and energy technology company.

Thomas L. Jones has been a Managing Director of the Trinsum Group, a global advisory, private equity and management consulting firm since 2006; previously he had been Managing Director of Integrated Finance Limited, a predecessor company to Trinsum Group, since September, 2005; a Senior Advisor at Credit Suisse First Boston (“CSFB”) since 2003 and Managing Director in the Telecommunications Group of that company since June, 2000. Prior to those positions, Mr. Jones had been a Managing Director at Salomon Smith Barney and J.P. Morgan & Co., Inc. Mr. Jones has BA and MBA degrees from the University of North Carolina.

Michael P. Maley, 50, became Senior Vice President, International Business Development and Project Execution of Fuel Tech in April, 2006; previously he had been President and Chief Operating Officer of Alliant Energy Generation, an affiliate of Alliant Energy, from 2001 to 2005; Vice President of Business Development of Calpine Corporation, a power generating company, since 1998; and Vice President of Project Development of Cogentrix Energy LLC since 1993.

John D. Morrow, formerly a director of Fuel Tech from 1985 to 1987, retired in 1983 as Chief Financial Officer and a director of Conoco Inc.

John F. Norris Jr. became a director, President and Chief Executive Officer of Fuel Tech in June, 2006; previously he had been President and Chief Executive Officer of Fuel Tech, Inc., an operating subsidiary of Fuel Tech, since February, 2006; a private consultant to clients in energy related industries, including Fuel Tech, since 2003; Senior Vice President, Operations and Technical Services of American Electric Power from 1999 until 2003; President and Chief Operating Officer of the American Bureau of Shipping Group during 1999; and he was associated with Duke Energy Corporation from 1982 until 1999 in positions from Assistant Engineer to Senior Vice President, Chairman and Chief Executive Officer of Duke Energy Global Asset Development.

Thomas S. Shaw, Jr. is the retired Executive Vice President and Chief Operating Officer of Pepco Holdings, Inc. Mr. Shaw is a Trustee, Treasurer and Chairman of the Finance and Audit Committee of Wilmington University.

Delbert L. Williamson retired in 2004 as President, Global Commercial Operations, GE Energy, Inc. Prior thereto he held a number of executive positions at General Electric Company, his employer for 45 years. Mr. Williamson is also a member of the Advisory Board of the Electric Power Research Institute and a director of K-Road Power Acquisition Corp., a special purpose acquisition company.

There are no family relationships between any of the directors or executive officers, except as stated above.

Committees of the Board

The Board has an Audit Committee of which the members are Mr. Espinosa (Chairman), Mr. Jones, Mr. Morrow, Mr. Shaw and Mr. Williamson. Mr. Espinosa, Mr. Jones, Mr. Morrow, Mr. Shaw and Mr. Williamson meet the criteria for independence set forth in NASD Rule 4200 (a)(15) and also Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board has also determined that Mr. Espinosa is an audit committee member who possesses “financial sophistication” as described in NASD Rule 4350(d)(2)(A).

The Board also has a Compensation and Nominating Committee of which the members are Mr. Shaw (Chairman), Mr. Espinosa, Mr. Jones, Mr. Morrow and Mr. Williamson, each of whom are independent directors of that committee as defined by NASD Rule 4200(a)(15).

Audit Committee

The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper recordkeeping, accounting or disclosure. The Board has also constituted the Audit Committee as a Qualified Legal Compliance Committee in accordance with Securities and Exchange Commission regulations. You may view the Audit Committee Charter on the Fuel Tech web site at www.ftek.com.

Compensation and Nominating Committee

The Compensation and Nominating Committee reviews and approves executive compensation, stock options and similar awards, and adoption or revision of benefit, welfare and executive compensation plans and also determines the identity of director nominees for election to fill a vacancy on the Board of Fuel Tech and recommends the appointment of officers of Fuel Tech. Nominees for election as directors are approved by the Board on recommendation of the Committee.

In evaluating nominees, the Committee particularly seeks candidates of high ethical character with significant business experience at the senior management or Board level who have the time and energy to attend to Board responsibilities. Candidates should also satisfy such other particular requirements that the Committee may consider important to Fuel Tech’s business at the time. When a vacancy occurs on the Board and the number of directors is not reduced to eliminate the vacancy, the Committee, in consultation with the Chairman, will consider nominees from all sources, including stockholders, nominees recommended by other parties, and candidates known to the directors or to Fuel Tech management. The Committee may, if appropriate, make use of a search firm and pay a fee for services in identifying candidates. The best candidate from all evaluated, in the opinion of the Committee, will be recommended to the Board to be considered for nomination.

Stockholders who wish to recommend candidates for consideration as nominees should furnish in writing detailed biographical information concerning the candidate to the Committee addressed in care of the Corporate Secretary, Fuel Tech, Inc., before the date and at the address set out below under the caption “Stockholder Proposals.”

You may view the Charter of the Compensation and Nominating Committee on the Fuel Tech web site at www.ftek.com.

Corporate Governance

Meetings

During the year ended December 31, 2007, there were five meetings of the Board of Fuel Tech, four meetings of the Audit Committee and four meetings of the Compensation and Nominating Committee. Each director of Fuel Tech attended at least 75% of Board and committee meetings of which he was a member during the period of his directorship. Each of the directors attended the annual meeting of stockholders in 2007. Fuel Tech does not have a policy on director attendance at stockholders’ meetings, but each of the directors is expected to attend the 2008 annual meeting.

Executive Sessions

In 2007 the independent Fuel Tech directors held five executive sessions. The policy of the Board on executive sessions is that the Board will hold not less than two executive sessions of the independent directors annually in connection with regularly scheduled meetings. The committees of the Board will hold executive sessions when appropriate. Members of management and non-independent directors will not attend executive sessions, except when invited to provide information.

Code of Business Ethics and Conduct

On the recommendation of the Audit Committee, the Board adopted a Code of Business Ethics and Conduct which is available for viewing on the Fuel Tech web site at www.ftek.com. Changes to or waivers of the requirements of the Code will be posted to the web site.

2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Grant Thornton LLP, Certified Public Accountants, to be Fuel Tech’s independent registered public accounting firm for the year 2008. We are asking you to ratify that appointment. Grant Thornton has served in this capacity since 2006 and is knowledgeable about Fuel Tech’s operations and accounting practices and is well qualified to act in the capacity of independent accountants. In making the appointment, the Audit Committee reviewed Grant Thornton’s performance along with its reputation for integrity, overall competence in accounting and auditing and independence. Representatives of Grant Thornton will be present at the Meeting and will have the opportunity to make a statement, if they wish to do so, and be available to respond to questions.

Audit Fees

Fees for professional services provided by Grant Thornton in each of the last two fiscal years by category were:

	2007	2006

Audit Fees	$313,000	$262,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$313,000	$262,000

In 2006, Fuel Tech paid $57,500 in fees to Ernst & Young for audit-related services rendered during the first six months of the year for quarterly reviews.

Pre-Approval Policies and Procedures

Fuel Tech’s policy and procedure is that each engagement for an audit or non-audit service is approved in advance by the Audit Committee.

The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Board recommends a vote FOR this proposal.

Report of the Audit Committee

Management is primarily responsible for Fuel Tech’s internal controls and financial reporting. Grant Thornton, the independent auditors, are responsible for performing independent audits of Fuel Tech’s consolidated financial statements and its internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board. These audits serve as the basis for Grant Thornton’s opinions included in annual reports to stockholders as to whether the financial statements fairly present Fuel Tech’s financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles, whether management’s assessment of the effectiveness of Fuel Tech’s internal control over financial reporting is fairly stated, and whether Fuel Tech’s internal control over financial reporting was effective. The Committee is responsible for the review and oversight of these processes.

Management has represented that Fuel Tech’s 2007 financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed with both management and Grant Thornton the 2007 financial statements, management’s report on internal control over financial reporting and Grant Thornton’s report on internal control over financial reporting. The Committee has also discussed with Grant Thornton the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Committee has received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has represented that Grant Thornton is independent from Fuel Tech. The Committee has discussed with Grant Thornton their independence and concluded that the provision of the services described above under the caption “Audit Fees” is compatible with maintaining their independence.

The Committee also reviewed its Charter and determined that no changes are required to the Charter.

Based on the representations, reviews and discussions referred to above, the Committee recommended to the Board that Fuel Tech’s 2007 audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 and filed with the Securities and Exchange Commission.

By the Audit Committee:

M. Espinosa, Chairman
T. L. Jones, J. D. Morrow, T. S. Shaw and D. L. Williamson

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock known to Fuel Tech as of February 4, 2008 by (i) each person known to own beneficially more than five percent of the outstanding Common Stock; (ii) each director or nominee of Fuel Tech; (iii) each person named in the Summary Compensation Table below (the “Named Executive Officers”); and (iv) all directors and executive officers as a group.

	No. of
Name and Address(1)	Shares	Percentage(2)

Beneficial Owners
Fidelity Management & Research Company(3)	2,568,945	11.46%
Directors and Named Executive Officers
Vincent J. Arnone(4)	42,500	*
Douglas G. Bailey(4)	1,505,143	6.33%
Ralph E. Bailey(3)(4)	4,738,878	20.98%
Stephen P. Brady(4)	49,980	*
William E. Cummings(4)	13,500	*
Miguel Espinosa(4)	61,500	*
Charles W. Grinnell(4)	45,000	*
Thomas L. Jones(4)	30,000	*
Michael P. Maley(4)	26,000	*
John D. Morrow(4)	50,000	*
John F. Norris Jr.(3)(4)	57,800	*
Thomas S. Shaw, Jr.(4)	70,000	*
Delbert L. Williamson	—	*
All Directors and Officers as a Group (22 persons)(4)	7,167,115	28.87%

*	Less than one percent (1.0%)

(1)	The address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA 02109; and of each of the above management beneficial owners is c/o Fuel Tech, Inc., 512 Kingsland Drive, Batavia, Illinois 60510.

(2)	The percentages in each case are of the outstanding common at February 4, 2008 and all warrants or options exercisable within 60 days thereafter.

(3)	These shares are reported to be subject to shared voting and dispositive power with other parties. Mr. R. E. Bailey holds 100% of the investment control of the shares indicated for him. 4,650,000 of those shares are owned by a family limited liability company of which Mr. Bailey and his spouse are each Managers and own 50% of the interests. Mr. Bailey and his spouse also own jointly 35,000 shares and Mrs. Bailey also owns directly 50,000 shares. Mr. R. E. Bailey also owns and has 100% of the investment control over warrants exercisable at $1.75 per share to acquire 76,478 shares. Except for the shares indicated for Mr. Norris of which 6,100 are owned by his spouse and 1,700 are owned jointly with his spouse, the owners of all of the other shares indicated are believed by Fuel Tech to have sole ownership and investment control of such shares.

(4)	Includes shares subject to options and warrants exercisable presently and within 60 days: for Mr. D. G. Bailey, 1,367,500 shares; Mr. R. E. Bailey, 176,478 shares; Mr. Brady, 36,250 shares; Mr. Cummings, 12,500 shares; Mr. Espinosa 60,000 shares, Mr. Grinnell, 42,500 shares; Mr. Jones, 30,000 shares; Mr. Maley, 25,000 shares; Mr. Morrow, 40,000 shares; Mr. Norris, 50,000 shares; Mr. Shaw, 70,000 shares; and, for all Directors and Officers as a group, 2,411,728 shares. Also, the amounts do not include for Mr. R. E. Bailey 39,097 Units and for Mr. Jones 4,032 Units accrued at December 31, 2007 under the Deferred Compensation Plan for Directors.

EXECUTIVE COMPENSATION

Report of Compensation and Nominating Committee

The Compensation and Nominating Committee has reviewed and discussed with Management the Compensation Discussion and Analysis which appears immediately below in this proxy statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Nominating Committee

T.S. Shaw, Chairman
M. Espinosa, T.L. Jones, J.D. Morrow and D.L. Williamson

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

Fuel Tech is an integrated company utilizing a suite of advanced technologies to provide boiler optimization, efficiency improvement and pollution reduction and control solutions to utility and industrial customers worldwide. Fuel Tech’s core activities center on its proprietary nitrogen oxide (NOx) reduction processes and its unique application of chemicals to improve combustion unit performance. Fuel Tech’s products and services rely heavily on the Company’s exceptional computational fluid dynamics modeling skills, which are enhanced by internally developed, high-end visualization software.

Fuel Tech’s compensation programs are designed to enable the company to achieve the following objectives:

•	to ensure that Fuel Tech remains a market leader in the development of innovative solutions;

•	to attract, engage, and retain top talent that ensures the achievement of business goals, strategies and objectives;

•	to support an integrated team-oriented philosophy; and

•	to provide stockholders with a superior rate of return.

Compensation Elements

Fuel Tech’s executive compensation program has as a primary purpose the Company’s need to attract, retain and motivate the highly talented individuals whose enterprise will enable the Company to succeed. The key components of that program during the last fiscal year were the following:

Base Salary

Base salaries are approved by the Compensation and Nominating Committee on recommendation of the Chief Executive Officer, except that the base salary of the Chief Executive Officer is fixed by the Committee itself. In approving or fixing base salaries, the Committee acts in its business judgment on what it understands to be fair, reasonable and equitable compensation in view of Fuel Tech’s requirements for recruiting and retention in a highly competitive market. To assist in that determination, the Committee may refer to compensation consultant reports as to general market information and also:

•	the executive’s compensation relative to other officers;

•	recent and expected performance of the executive;

•	our recent and expected overall performance; and

•	our overall budget for base salary increases.

Incentive Plan Compensation

Annual cash awards under Fuel Tech’s Corporate Incentive Plan (“CIP”) are designed to focus all Fuel Tech employees on the achievement of Company financial targets for a particular year, as well as on individual objectives established for employees at the commencement of each year.

CIP Structure

The CIP is structured as follows:

•	The CIP is not limited to executives. All Fuel Tech employees participate in the CIP. Employees are broken into four separate groups as follows: Sales, Officers, Managers and All Other. The CIP is Fuel Tech’s only annual cash incentive plan for employees and it is designed to foster teamwork among all employee groups.

•	On an annual basis, targets are established by the Compensation and Nominating Committee on the recommendation of the Chief Executive Officer for critical Fuel Tech financial metrics. The financial metrics are revenues, earnings before interest and taxes (EBIT) and backlog. Backlog refers to revenues that have not been recognized in Fuel Tech’s consolidated statements of income on long-term construction projects that are accounted for using the percentage of completion method of accounting.

•	Minimum, Target and Maximum values are assigned to each financial metric.

•	The achievement of the financial metrics will result in a percentage of EBIT being contributed to an incentive pool. If the Committee determines that the minimum level of EBIT has not been achieved during the year under review, the incentive pool is not funded.

•	When the plan targets are set on an annual basis, the minimum, target and maximum incentive pool amounts and the percentage of the pool to be allocated to each employee group is also established. For 2007 the minimum, target and maximum pool amounts were established as $1,200,000, $5,300,000 and $7,800,000. The Compensation Committee determined that the 2007 incentive pool was the amount of $1,500,000 and was allocated as follows: Sales, 46.5%; Officers, 33.5%; Managers, 15% and All Others, 5%. For 2006 the minimum, target and maximum pool amounts were established as $1,200,000, $2,900,000 and $4,900,000. The Compensation Committee determined that the 2006 incentive pool was the amount of $3,070,000 and it was allocated, as follows: Sales, 53.5%; Officers, 25%; Managers, 16.5% and All Others, 5%. The year 2006, however, was a transitional year for the Sales group which continued to receive internal sales commissions as customarily earned. Therefore, $1,642,000 was allocated to the Sales group and not paid and the net incentive pool of $1,428,000 was allocated to the other groups according to the 2006 percentages.

•	Individual bonus payments to the Named Executive Officers for 2007 and 2006 are set out below in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The incentive payment to individual employees is based on the amount funded for the employee group to which the employee belongs; the employee’s base salary; the employee’s payout target percentage (i.e., percentage of base salary) and the employee’s performance relative to specific goals established at the commencement of the year. Performance goals are specific to each employee. Except for the Chief Executive Officer, whose goals are approved and evaluated by the Committee, the goals are approved in advance and achievement evaluated by the participants’ supervisors.

•	The Committee reserves the right to make adjustments as necessary to account for corporate, business unit and individual performance.

Long-Term Incentives

Fuel Tech has one equity-based employee compensation plan, referred to as the Incentive Plan, under which awards may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof. Participants in the Incentive Plan may be Fuel Tech’s directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of Fuel Tech’s business.

Fuel Tech’s long-term equity incentives are stock options, principally non-qualified options, and are designed to focus management on the long-term success of the Company as evidenced by appreciation of the Company’s stock price over several years, by growth in its earnings per share and other elements.

Management and Committee Compensation Actions for 2007

The Board met on December 7, 2006 and reviewed the 2007 Business Plan. The Board then received the recommendation of the Chief Executive Officer as to the metrics of the 2007 CIP Plan and approved those metrics. The Board also at that meeting approved of the form and content of the Deferred Compensation Plan for Directors and authorized its submission to the stockholders for their approval at the 2007 annual meeting and approved a new cash compensation arrangement for non-executive directors of an annual retainer of $20,000 and committee chairman annual retainer of $5,000.

The Compensation and Nominating Committee met on February 28, 2007 and received the recommendations of the Chief Executive Officer for salary adjustments for employees including executives. After an executive session, the Committee approved those recommendations with certain adjustments and also fixed the base salary of the Chief Executive Officer, all to be effective March 1, 2007. The Committee also at that meeting reviewed the Company’s progress against the metrics of the 2006 CIP Plan and determined that an incentive pool of $3,070,000 had been earned for 2006 participants in that Plan.

On December 7, 2007, the Board met and reviewed the 2008 Business Plan. The Board then received the recommendation of the Chief Executive Officer as to the metrics of the 2008 CIP Plan, and, after an executive session, approved that recommendation.

On February 28, 2008, the Compensation and Nominating Committee of the Board met and reviewed the Company’s progress in 2007 against the metrics of the 2007 CIP Plan and determined that an incentive pool of $1,500,000 had been earned for 2007 participants in that Plan.

Benchmarking, Consultants and the Use of Peer Groups

The Company has from time to time made use of Frederick J. Cook and Associates, a compensation consultant, to address matters of compensation and benefits, and to identify peer group companies based on industry, markets and size. Fuel Tech, Inc. recognizes that compensation practices must be competitive in the marketplace and marketplace information is one of the many factors that are considered in assessing the reasonableness of compensation programs. The Compensation Committee retains the discretion to make all final decisions relative to matters of compensation and benefits.

Fuel Tech has used peer companies to guide the establishment of compensation policy and procedure. The companies listed below were chosen as peer group companies based on Market Capitalization, Revenues and Global Industry Classification Standard Code.

American Ecology	Layne Christensen
Avalon Holdings	Mitcham Industries
Connecticut Water Services	MFRI
Dawson Geophysical	Omni Energy Services
Duratek	Perma-Fix Environmental Services
Ecology and Environment	Synagro Technologies
Englobal	Team
Flanders	TRC
Integral Systems	Versar
Waste Industries USA

Ownership Guidelines

Fuel Tech does not have a stock ownership policy for Senior Executives.

Hedging and Insider Trading Policies

Fuel Tech does not have a formal policy on hedging. Fuel Tech does prohibit all employees from speculating in Fuel Tech securities, which includes, but is not limited to, short selling and the purchase or sale within six months of a sale or purchase of a Fuel Tech security. Fuel Tech prohibits trading in Fuel Tech securities during closed periods from the end of a quarterly period until the third day following the announcement of earnings for that period.

Equity Grant Practices

As discussed under “Pay Elements” above, long-term incentives in the form of stock options are issued by Fuel Tech under the Incentive Plan in accordance with compensation policy as determined by the Committee from time to time.

Under current policy, new employee stock options are granted at the first Committee meeting following employment. However, from time to time, an option may be authorized by the Committee to be granted and effective on a specified later date or event, such as on the first date of employment. The price of all options granted is the mean of the high and low stock prices reported on the Nasdaq Stock Market Inc. for the effective date of grant. Also, under the current policies of the Committee, all employees’ options have a term of ten years and are subject to a four-year vesting schedule as follows: 50% of the options vest two years from the grant date and 25% vest on each subsequent year on that date.

The Committee will grant options to existing employees on a periodic basis based on the level of the employee position and employee performance. While there are no mandatory levels established for the quantity of options to be granted, Fuel Tech does use historical practice as guidance.

Retirement Benefits

Fuel Tech has no defined benefit pension plan. Fuel Tech has a 401(k) Plan covering substantially all employees. The 401(k) Plan is an important factor in attracting and retaining employees as it provides an opportunity to accumulate retirement funds. Fuel Tech’s 401(k) Plan provides for annual deferral of up to $15,500 for individuals until age 50, $20,500 for individuals 50 and older, or, as allowed by the Internal Revenue Code. Fuel Tech annually matches 50% of employee contributions up to 6% of employee salary or a maximum match of $6,750. Fuel Tech may also make discretionary profit sharing contributions to the 401(k) Plan on an annual basis. Matching and profit sharing contributions vest over a three-year period.

Welfare Benefits

In order to attract and retain employees, Fuel Tech provides certain welfare benefit plans to its employees, which include medical and dental insurance benefits, group term life insurance, voluntary life and accidental death and dismemberment insurance and personal accident insurance. These benefits are not provided to non-employee directors.

Employment Agreements; and Change in Control Severance Arrangement

Messrs. Arnone, D.G. Bailey, Brady, Cummings, Maley, and Norris have employment agreements with Fuel Tech as follows: effective May 22, 1999 for Mr. Arnone; January 1, 2004 for Mr. D. G. Bailey; February 1, 1998 for Mr. Brady; October 31, 1998 for Mr. Cummings; April 27, 2006 for Mr. Maley; and February 28, 2006 for Mr. Norris. These agreements are for indefinite terms, provide for disclosure and assignment of inventions to Fuel Tech, protection of Fuel Tech proprietary data, covenants against certain competition and arbitration of disputes. These employment agreements are for terms of employment “at will” and do not provide for severance payments. Under Mr. Norris’ agreement, however, he will be entitled to continuation of base salary and benefits, and incentive bonus amounts earned under the plan for the year of termination, for up to one year or, sooner, on finding comparable employment, after involuntary termination not for cause within one year of a “Change in Control” as described below under the caption “Options Vesting on Change in Control.” Mr. Norris’ agreement also provides for reimbursement to him of his travel and housing costs and Fuel Tech’s tax gross-up for him of those costs into 2008.

Options Vesting on Change in Control

Under the Incentive Plan, all outstanding options shown in the table below “Outstanding Equity Awards at Fiscal Year-End” for the Named Executive Officers that are not vested will become immediately exercisable in the event that there is with respect to Fuel Tech, a “Change in Control.” A “Change in Control” takes place if (a) any person or affiliated group becomes the beneficial owner of 51% or more of Fuel Tech’s outstanding securities, (b) in any two-year period, persons in the majority of the board of directors cease being so unless the nomination of the new directors was approved by the former directors when they were in office, (c) a business combination takes place where the shares of Fuel Tech are converted to cash, securities or other property, but not in a transaction in which the stockholders of Fuel Tech have proportionately the same share ownership before and after the transaction, or (d) the stockholders of Fuel Tech approve of a plan of liquidation or dissolution of Fuel Tech.

Indemnification and Insurance

Under the Fuel Tech Certificate of Incorporation and the terms of individual indemnity agreements with the directors and executive officers, indemnification is afforded Fuel Tech’s directors and executive officers to the fullest extent permitted by Delaware law. Such indemnification also includes payment of any costs which an indemnitee incurs because of claims against the indemnitee and provides for advancement to the indemnitee of those costs, including legal fees. Fuel Tech is, however, not obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee’s actions were in the best interests of Fuel Tech, or, in the case of a settlement of a claim, such determination is made by the Board of Directors of Fuel Tech.

Fuel Tech carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for this policy is $383,000.

No payments have been made for such indemnification to any past or present director or officer by Fuel Tech or under any insurance policy.

Compensation Recovery Policies

Fuel Tech’s Board maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer, if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek to recover appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Tax Deductibility of Executive Compensation

Fuel Tech reviews and considers the deductibility of executive compensation under the requirements of Internal Revenue Code Section 162(m), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the Company’s incentive plans is generally fully deductible for federal income tax purposes.

Accounting for Equity-Based Compensation

On January 1, 2006, Fuel Tech began accounting for the equity-based compensation issued under the Incentive Plan in accordance with the requirements of FASB Statement 123(R).

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning fiscal years 2007 and 2006 compensation awarded to, earned by or paid in all capacities to the “Named Executive Officers,” who are the Chief Executive Officer, Chief Financial Officer, and each of the three most highly compensated executive officers other than the Chief Executive Officer or the Chief Financial Officer, whose total compensation exceeded $100,000.

				(g)
			(f)	Non-Equity	(i)
		(c)	Option	Incentive	All Other
(a)	(b)	Salary	Awards(2)	Compensation(3)	Compensation(4)	(j)
Name & Principal Position	Year	$	$	$	$	Total

John F. Norris Jr.(1)	2007	406,250		88,504	58,741	553,495
President and Chief	2006	315,384	1,764,155	157,163	69,117	2,305,819
Executive Officer
Vincent J. Arnone	2007	220,833		61,092	23,826	305,751
Senior Vice	2006	193,683	573,556	140,388	23,441	931,068
President, Chief Financial Officer and Treasurer
William E. Cummings	2007	174,167		174,657	50,061	398,885
Vice President —	2006	156,091	215,088	138,570	35,091	544,840
Air Pollution Control Sales
Stephen P. Brady	2007	212,500		29,393	35,059	276,952
Senior Vice	2006	199,358	573,556	90,313	33,595	896,822
President Sales and Marketing
Michael P. Maley(1)	2007	256,250		35,445	35,151	326,846
Senior Vice	2006	184,776	1,058,946	66,966	14,864	1,325,552
President International Business Development and Project Execution

(1)	Mr. Norris joined Fuel Tech on February 28, 2006 and Mr. Maley on April 5, 2006.

(2)	Option awards are calculated in accordance with FAS 123(R) based on the grant date fair value. The assumptions made for this calculation are set out in Note 6 to Fuel Tech’s Consolidated Financial Statements for 2007. The amounts shown do not represent cash paid to the Named Executive Officers.

(3)	The amount of the incentive bonus awarded to each Named Executive Officer in March 2008 for 2007 and March 2007 for 2006 performance was based on the metrics and other criteria described in the Compensation Discussion and Analysis section above for the Corporate Incentive Plan, except for Mr. Cummings for 2006 which amount was for internal sales commissions.

(4)	“All Other Compensation” includes for each of the Named Executive Officers, matching contributions and profit sharing allocations to the Fuel Tech 401(k) Plan; medical and dental plan expense; expense for life, accidental death and dismemberment and long-term disability insurance; and, for Mr. Norris, it also includes reimbursement for commuting and housing expenses of $23,590 for 2007 and of $24,349 for 2006 and a tax gross-up of $15,865 for 2006 on that reimbursement.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2007
TO NAMED EXECUTIVE OFFICERS

There were no grants of planned-based awards in fiscal year 2007 to the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2007
FOR NAMED EXECUTIVE OFFICERS

	Option Awards
	(b)
	Number of Shares	(c)
(a)	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)

John F. Norris Jr.	—	—
Vincent J. Arnone	20,000	$591,822.00
William E. Cummings	12,500	$279,350.00
Stephen P. Brady	26,250	$582,743.00
Michael P. Maley	—	—

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
FOR NAMED EXECUTIVE OFFICERS

For each of the options described below, the option expiration date is the 10th anniversary of the grant date; each of these options vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. See the text under the caption “Equity Grant Practices” in the Compensation Discussion and Analysis above.

	Option Awards
	(b)	(c)
	Number of	Number of
	Securities	Securities	(e)
	Underlying	Underlying	Option	(f)
	Unexercised	Unexercised	Exercise	Option
(a)	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

John F. Norris Jr.		100,000	$11.40	02/28/2016
President and Chief Executive Officer		75,000	$25.49	12/07/2016
Vincent J. Arnone	5,000		$3.80	12/09/2013
Senior Vice President,	15,000	10,000	$4.68	12/07/2014
Chief Financial Officer and Treasurer	22,500	22,500	$8.46	12/06/2015
		40,000	$25.49	12/07/2016
William E. Cummings	2,500		$3.80	12/09/2013
Vice President — Sales	2,500	2,500	$4.68	12/07/2014
Air Pollution Control	7,500	7,500	$8.46	12/06/2015
		15,000	$25.49	12/07/2016
Stephen P. Brady	6,250		$3.80	12/09/2013
Senior Vice President	10,000	10,000	$4.68	12/07/2014
Sales and Marketing	20,000	20,000	$8.46	12/06/2015
		40,000	$25.49	12/07/2016
Michael P. Maley		50,000	$16.45	04/05/2016
Senior Vice President		40,000	$25.49	12/07/2016
International Business Development and Project Execution

DIRECTOR COMPENSATION

Fuel Tech uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, Fuel Tech considers the role of the directors, the amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members.

Cash Compensation for Directors

Fuel Tech directors receive annual cash retainers and meeting fees. The annual retainers, payable in arrears, were in 2007, $20,000 for Board service and $5,000 for service as a committee chairman. Meeting fees are $1,200 for a Board meeting or otherwise for a day of service as a director and requested by the Chairman and $600 for a committee meeting. Under the Deferred Compensation Plan for Directors, non-employee directors are entitled to defer fees in either cash with interest or share equivalent “Units” until fixed dates, including the date of retirement from the Board, when the deferred amounts will be distributed either in Fuel Tech stock or in cash in a lump sum or over a period of five years, as the director elects.

Equity Compensation for Directors

Under Fuel Tech’s Incentive Plan, each non-employee director is awarded as of the first business day following the annual meeting, a non-qualified stock option for 10,000 shares of Fuel Tech common for a term of 10 years vesting immediately. As noted in the table below, 10,000 share options were awarded to each non-employee director on May 24, 2007 at the exercise price of $26.225 per share, the fair market value of Fuel Tech common on that date.

SUMMARY NON-EMPLOYEE DIRECTORS COMPENSATION TABLE FISCAL YEAR 2007

The following table shows for the Fuel Tech non-employee directors all compensation paid in 2007 on account of fees and stock option awards. Directors employed by Fuel Tech or its subsidiaries receive no compensation for their service as directors. Accordingly, Mr. Douglas G. Bailey, Mr. Grinnell and Mr. Norris are not included in this table.

			(f)
			Change in
	(b)		Pension
	Fees		Value and
	Earned or	(d)	Nonqualified
	Paid in	Option	Deferred	(h)
(a)	Cash	Awards	Compensation	Total
Name	($)	($)(1)	Earnings(2)	($)

Ralph E. Bailey	$39,200	$143,151	$(93,523)	$88,828
Miguel Espinosa	$45,400	$143,151	—	$188,551
Thomas L. Jones	$41,600	$143,151	$(10,635)	$174,116
Samer S. Khanachet	$36,800	$143,151	—	$179,951
John D. Morrow	$40,400	$143,151	—	$183,551
Thomas S. Shaw, Jr.	$46,600	$143,151	—	$189,751

(1)	The amount of $143,151 is the fair value of these options on the grant date calculated in accordance with FAS 123(R). The amounts shown do not represent cash paid to the directors.

(2)	These amounts reflect an increase/decrease in the value of deferred units under the Deferred Compensation Plan for Directors due to the increase in value of Fuel Tech common stock during the year 2007.

The following table shows the outstanding stock options as of December 31, 2007 for non-employee directors, all of which are fully vested.

NON-EMPLOYEE DIRECTORS OUTSTANDING STOCK OPTIONS AT 2007 FISCAL YEAR END

The following table shows the outstanding stock options as of December 31, 2007 for non-employee directors, all of which are fully vested.

		Number of
		Securities
		Underlying	Option
		Unexercised	Exercise
	Grant	Options #	Price
Name	Date	(Exercisable)	($)

Ralph E. Bailey	07/17/1998	10,000	$1.531
	06/28/1999	10,000	$2.125
	06/26/2000	10,000	$2.344
	06/13/2001	10,000	$3.595
	06/06/2002	10,000	$6.265
	05/29/2003	10,000	$4.195
	06/03/2004	10,000	$4.565
	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
Miguel Espinosa	06/06/2002	10,000	$6.265
	05/29/2003	10,000	$4.195
	06/03/2004	10,000	$4.565
	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
Thomas L. Jones	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
Samer S. Khanachet	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
John D. Morrow	06/03/2004	10,000	$4.565
	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
Thomas S. Shaw, Jr.	06/13/2001	10,000	$3.595
	06/06/2002	10,000	$6.265
	05/29/2003	10,000	$4.195
	06/03/2004	10,000	$4.565
	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with American Bailey Corporation

Ralph E. Bailey is Chairman and Douglas G. Bailey is President and Chief Executive Officer of American Bailey; both are directors and stockholders of American Bailey. American Bailey is a sub-lessee under Fuel Tech’s January, 2004 lease of its executive offices. The lease expires in 2010. In 2007, 2006 and 2005, American Bailey paid or reimbursed Fuel Tech $93,000, $113,000 and $118,000 for rent and certain lease related and administrative expenses.

Clean Diesel Technologies, Inc. Management Services Agreement

Under an August 3, 1995 Management and Services Agreement with Clean Diesel Technologies, Inc., a company spun off from Fuel Tech in a 1994 rights offering, Clean Diesel paid Fuel Tech $72,000, $71,000 and $71,000 as reimbursement principally for legal services provided to Clean Diesel by Mr. Grinnell, an employee and director of Fuel Tech and a director and officer of Clean Diesel. Fuel Tech has a 4.6% equity ownership interest in Clean Diesel’s issued and outstanding shares. Mr. Grinnell will recuse himself from consideration of any transactions between Fuel Tech and Clean Diesel that may be, or may appear to be, material to either company, if any.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Fuel Tech believes that all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 for the year 2007 were timely filed except that Form 4 for Mr. D. G. Bailey due for filing on May 28 was filed May 29; due for Mr. R. E. Bailey on April 3, May 28 and July 10 were filed May 1, January 23, 2008 and July 25; due for Mr. Brady on March 19 was filed March 22; due for Mr. Eibes on April 2 was filed May 29; due for Mr. Jones on April 3 and May 28 were filed May 7 and May 29; and due for Mr. Morrow on May 28 and November 23 were filed May 29 and November 26.

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the Meeting other than those described in this proxy statement.

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the annual meeting of stockholders to be held in the year 2009 must be received in writing addressed to the Board of Directors or the Secretary of Fuel Tech at 27601 Bella Vista Parkway, Warrenville, IL 60555 on or before December 16, 2008, and, if not received by such date, may be excluded from the proxy materials.

Communicating With the Board of Managing Directors

Any stockholder desiring to send a communication to the Board of Directors, or any individual director, may forward such communication to the Secretary to the address provided above for stockholder proposals. Under procedures fixed from time to time by the independent directors, the Secretary will collect and organize all such communications and forward them to the Board or individual director.

FUEL TECH, INC.

Charles W. Grinnell
Secretary

April 7, 2008

PROXY	PROXY
Solicited by the Board of Directors
Fuel Tech, Inc.
Annual Meeting of Stockholders — May 22, 2008
     The undersigned hereby appoints Ralph E. Bailey, John F. Norris Jr., or Charles W. Grinnell, each acting singly, with full power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Fuel Tech, Inc. (“Fuel Tech”) which the undersigned may be entitled to vote at the annual meeting of stockholders of Fuel Tech to be held at 10:00 a.m. at the Wyndham Lisle — Chicago Hotel & Executive Meeting Center, 3000 Warrenville Road, Lisle, Illinois 60532 on Thursday, May 22, 2008, and at any adjournments or postponements of the meeting, for the approval of the agenda items set forth below and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the notice of meeting and accompanying proxy statement. The Board of Directors recommends a vote for election as director of each of the nominees and for approval of each other agenda item, and, if no direction is given, this proxy will be voted for all nominees and for such other items.
IMPORTANT — TO BE SIGNED AND DATED ON THE REVERSE SIDE
. Fold and Detach Here.

1.      To approve the election as directors of Douglas G. Bailey, Ralph E. Bailey, Miguel Espinosa, Charles W. Grinnell, Thomas L. Jones, John D. Morrow, John F. Norris Jr., Thomas S. Shaw, Jr. and Delbert L. Williamson

FOR all nominees	WITHHOLD
listed above (except	AUTHORITY
as marked to the	to vote for all
contrary)	nominees listed above
(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below.)

2.      To ratify the appointment of Grant Thornton LLP as Fuel Tech’s independent registered public accounting firm for the year 2008.
FOR     AGAINST     ABSTAIN

Dated                                         , 2008

(Signature of Stockholder)
Please sign exactly as name appears.
If acting as attorney, executor, trustee or in other
representative capacity, insert name and title.